UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 31, 2026

Yum China Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37762	81-2421743
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Yum China Building
101 East Park Boulevard, Suite 805	20 Tian Yao Qiao Road
Plano, Texas 75074	Shanghai 200030
United States of America	People’s Republic of China

(Address, including zip code, of principal executive offices)

(469) 980-2898

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	YUMC	New York Stock Exchange
	9987	The Stock Exchange of Hong Kong Limited

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On July 31, 2026, Yum China Holdings, Inc. (the “Company”) entered into a Bridge Credit Agreement (the “Credit Agreement”) with HSBC Bank USA, National Association and Citibank N.A., Hong Kong Branch, as lenders, and HSBC Bank USA, National Association, as administrative agent.

The Credit Agreement provides for a senior unsecured term loan facility with aggregate commitments of CNH8,400,000,000, under which the Company may borrow up to that amount in a single drawing (the borrowing so funded, the “Term Loan”) during an availability period ending on the earliest of (i) November 16, 2026, (ii) the closing of the Acquisition (as defined below), (iii) the termination of the commitments by the Company and (iv) certain termination events relating to the Purchase Agreement (as defined below). The Term Loan will have an initial maturity date of 180 days after the date of funding of the Term Loan. The maturity date may be extended under certain conditions one or more times, in each case for one or three months, at the election of the Company, to a date not later than 364 days after the date of funding of the Term Loan.

Proceeds of the Term Loan are available for use by the Company to (i) finance the transactions contemplated by that certain Membership Interest Purchase Agreement, dated as of June 16, 2026 (together with all exhibits, schedules and other attachments thereto, the “Purchase Agreement”), between the Company and Yum! Brands, Inc. (the acquisition contemplated thereby, the “Acquisition”) and/or (ii) pay all fees, costs and expenses related to the Acquisition (including, without limitation, any interest on the Term Loan).

Borrowings under the Credit Agreement will bear interest at a rate based on the CNH Hong Kong Interbank Offered Rate (CNH HIBOR), plus an applicable margin. Interest is payable either monthly or quarterly in arrears. The estimated interest per annum is approximately 2%. Overdue amounts bear interest at a rate per annum equal to 2% above the otherwise applicable rate.

Voluntary prepayments of the Term Loan are permitted without premium or penalty, subject to customary breakage costs (if applicable). Subject to specified exceptions, the Company is required to prepay the Term Loan (or reduce the commitments) with the net cash proceeds of certain asset sales involving the target of the Acquisition, its equity interests or its assets, to use commercially reasonable efforts to prepay the Term Loan (or reduce the commitments) with the net cash proceeds of certain debt and equity issuances, and to prepay the Term Loan upon certain dual delisting or consecutive trading suspension events relating to the Company's publicly traded shares.

The Credit Agreement contains affirmative and negative covenants usual and customary for such senior unsecured credit agreements, including an interest coverage ratio test of not less than 3.00 and a consolidated leverage ratio test of not greater than 2.50, in each case tested quarterly beginning with the first full fiscal quarter ending after the date of the funding of the Term Loan. The negative covenants include restrictions on the ability of the Company and certain of its subsidiaries to grant liens and enter into certain transactions resulting in fundamental changes, such as mergers or sales of all or substantially all of their assets.

The Credit Agreement also contains customary events of default, subject to grace periods, as appropriate. Upon certain continuing events of default, the commitments may be terminated and the Term Loan and other obligations under the Credit Agreement may be accelerated. Certain bankruptcy and insolvency events involving the Company result in the automatic termination of the commitments and acceleration of the obligations.

This description of the Credit Agreement is a summary only and is qualified in its entirety by the terms of the Credit Agreement. A copy of the Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

In addition to the Credit Agreement, the Company maintains other banking relationships with the lenders and their affiliates.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description
10.1*

Bridge Credit Agreement, dated as of July 31, 2026, among Yum China Holdings, Inc., HSBC Bank USA, National Association and Citibank N.A., Hong Kong Branch, as lenders, and HSBC Bank USA, National Association, as administrative agent

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain schedules and exhibits to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedules and/or exhibits will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YUM CHINA HOLDINGS, INC.

	By:	/s/ Pingping Liu
Name: Pingping Liu
Title: Chief Legal Officer
Date: August 6, 2026